LEHMAN BROTHERS INCOME FUNDS

TRUST CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

          Neuberger Berman Short Duration Bond Fund

Date: September 26, 2008